Exhibit 10.1

May 10, 2017

Via Email and Hand Delivery

Annemarie Moseley, Ph.D., M.D.

Dear Annemarie:
This letter sets forth the substance of our agreement (the “Agreement”) regarding your separation from Bellicum Pharmaceuticals, Inc. (the “Company”). This Agreement will become effective only upon the Effective Date specified in Section 11 below.
1.Separation. You resign effective July 31, 2017 (the “Separation Date”) from any and all employment with the Company, and your status as an employee of the Company will end on that date. Provided that this Agreement becomes effective as specified in Section 11, that you provide the Company with the Closing Release attached hereto as Exhibit A and permit the Closing Release to become fully effective, and that you satisfy the requirements of Sections 2 and 3 hereof, the Company will provide you with the following benefits after the Separation Date: (i) continued payment of your base salary for twelve (12) months following the Separation Date, through July 31, 2018 (the “Severance Period”), beginning with the first regularly-scheduled payroll date following the Effective Date of the Closing Release; (ii) a lump sum amount equal to your pro-rated target performance bonus for 2017 payable within fifteen (15) business days of the Effective Date of the Closing Release; and (iii) payment of COBRA premiums, provided that you timely elect continued health insurance coverage pursuant to COBRA, through the earlier of the following: a) the duration of the Severance Period; b) the date upon which you become eligible for health insurance pursuant to another employer-sponsored group health insurance plan; or c) the date upon which you become ineligible for continued coverage under COBRA (collectively, the “Separation Benefits”).
2.    Transition Period. From the date you execute this Agreement through the Separation Date (the “Transition Period”) you will continue to be employed by the Company on the following terms:
a.    Duties, Compensation and Benefits.  You will devote substantially all of your business time and best efforts to the performance of your duties hereunder during the Transition Period.  The Company will continue to pay your regular base salary and you will continue to be eligible to participate in the employee benefit plans in which you are currently enrolled and/or participating (subject to the terms and conditions of those plans), and the Company will continue to reimburse all expenses (including commuting expenses) as provided in the Amended and Restated Employment Agreement dated April 1, 2015 between you and the Company (the “Employment Agreement”).  You will cease serving in all current and previously held roles, including without limitation, Chief Operating Officer and Executive Vice President of Clinical Development, and global medical monitor on the date you execute this Agreement (the “Execution Date”) and will no longer be responsible for managing a team and shall instead provide services as an individual contributor.  During the Transition Period, you agree to: (i) exercise the highest degree of care and professionalism; and (ii) fully utilize your expertise in performing the job duties described on Exhibit B.

b.     Situs and Support. You will work off-site during the Transition Period. The Company will provide off-site meeting space as needed and will reimburse your business-related travel and other expenses pursuant to its standard policies and practices. Appropriate Company personnel (e.g., Martha French, Cassandra Harrison, Jessica Mosby, and Ghassan Ahmed) will be available to collaborate with you, as needed, to complete Transition Period projects.
c.    Reporting. During the Transition Period, you will report to Alan Musso, the Company’s Chief Financial Officer (the “CFO”) and will apprise him regularly of progress on all transition projects.
3.    Consultancy. The Company agrees to retain you as a consultant, and you agree to provide consulting services, under the terms specified below.
a.    Consulting Period. The consulting relationship shall commence on the Separation Date and continue until the earlier of: (i) January 31, 2019; (ii) in the event you breach your Post-Employment Obligations (as defined in Section 2(d) below), the date of any such breach; or (iii) a date mutually agreed between you and the Company (the “Consulting Period”).
b.    Consulting Services. You agree to make yourself reasonably available to provide consulting services consistent with your expertise and experience through the end of the Consulting Period (the “Consulting Services”), and the Company will continue to pay your COBRA premiums in accordance with Section 1 hereof. It is expected that your time spent in providing Consulting Services will not exceed ten (10) hours per month. If the Company requests and you perform Consulting Services in excess of ten hours in one month, such Consulting Services shall be paid at the rate of $425 per hour. The Company will use reasonable efforts to compile or aggregate information requests to one day per week; however, the Parties recognize that specific and discrete urgent questions or inquiries may arise and you agree to respond to such time-sensitive questions and inquiries within 24 hours. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents to the fullest in performing the Consulting Services. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. During the Consulting Period, travel to destinations other than Houston will require mutual consent.
c.    Consulting Compensation. You will be paid at the rate of $425 per hour for your Consulting Services during the Consulting Period, in the amount of $4,250 per month (the “Consulting Fees”). The Consulting Fees shall be payable in equal monthly installments on the first payroll date following each month and, because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. In addition, in exchange for your Consulting Services and promises in this Agreement, the Company will extend the Severance Period for purposes of your continued base salary payments under the Employment Agreement for an additional six (6) months, through January 31, 2019, paid over the Company’s regular payroll schedule and subject to all applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

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d.    Protection of Confidential and Proprietary Information, Non-Compete Period. You acknowledge your obligations and promises to the Company under Sections 8 (Confidential Information), Section 9 (Non-Competition; Non-Solicitation; etc.), Section 10 (Injunction) and Section 11 (Inventions) of the Employment Agreement (the “Post-Employment Obligations”) and you agree that the Post-Employment Obligations shall continue to apply in full force and effect during the Consulting Period and thereafter; for the avoidance of doubt, the length of the Non-Compete Period (as defined in the Employment Agreement) extends through the Consulting Period and your continued receipt of the Consulting Fees and Separation Benefits during the Consulting Period is contingent on your compliance with the Post-Employment Obligations. Any and all work product you create in connection with the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.
e.    Authority and Facilities Usage During Consulting Period. After the Separation Date, you will have no authority, in the absence of the express written consent of the Board or the Company’s Chief Executive Officer (the “CEO”), to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Separation Date, you will not represent or purport to represent the Company in any manner to any third party unless authorized to do so in writing by the Board, the CEO or the CFO. Access to and use of Company facilities or equipment to perform the Consulting Services will be coordinated through the Board, the CEO or the CFO.
f.    Breach of Obligations. If you breach your Post-Employment Obligations or the nondisparagement obligations under this Agreement during the Consulting Period, the Company’s obligation to pay you Consulting Compensation and your severance under the Employment Agreement will cease immediately. Nothing in this Paragraph waives the Company’s right to pursue other action against you for any breach of your obligations under this Agreement or the Employment Agreement.
4.    Accrued Salary and Vacation. On the Separation Date, the Company shall pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
5.    Equity Awards. The stock options to purchase Company common stock that you hold as of your Separation Date (the “Options”) and the restricted stock units to be issued to you in Company common stock that you hold as of your Separation Date (the “RSUs” and, collectively with the Options, the “Equity Awards”) will continue to vest during the Consulting Period. In addition, subject to stockholder approval of the increase in shares under the Company’s 2014 Equity Incentive Plan (the “Plan”) at the June 14, 2017 Annual Stockholders Meeting, you will be granted an option to purchase 42,000 shares of the Company’s Common Stock pursuant to the Plan and a standard stock option grant notice and award agreement between you and the Company, effective as of July 3, 2017. All terms, conditions, and limitations applicable to your Equity Awards will remain in full force and effect pursuant to the applicable Equity Award agreements between you and the Company, the applicable equity incentive plan documents, and any other documents applicable to the Equity Awards (the “Equity Documents”). Pursuant to the Equity Documents, you will be eligible to exercise any vested Options for up to a period of three (3)

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months immediately following the conclusion of the Consulting Period and you will immediately forfeit any unvested RSUs upon conclusion of the Consulting Period. Pursuant to tax rules, any Options that you hold which are “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, shall cease to qualify as “incentive stock options” on the date three (3) months following your Separation Date. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Options and any sale of Company stock you may make.
6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. For the avoidance of doubt, you and the Company acknowledge that you have been paid your annual performance bonus for 2016, based on the extent to which the goals previously established for such bonus were achieved, as determined by the Board in its sole discretion. Because your relationship with the Company during the Consulting Period will be that of an independent contractor, other than the severance benefits set forth in this Agreement, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, equity or option vesting, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships. The Company will maintain insurance coverage under the D&O and E&O insurance policies that it has in effect at any time before the end of the Consulting Period for Company employees and officers.
7.    Expense Reimbursement. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement and the Company agrees to reimburse all reasonable and appropriate expenses. You will also be reimbursed for reasonable and appropriate expenses you incur in performing the Consulting Services, including your travel expenses if you consent to travel on Company business. All claims for reimbursement shall be submitted by documented business expense report upon Company-approved forms and shall include receipts. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.    Return of Company Property. You hereby represent that you will, not later than the Separation Date, perform a good faith search for, and return to the Company, all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that the foregoing shall not apply to information and documentation you received solely in your capacity as a member of the Board, or as a stockholder, option holder or restricted stock unit holder of the Company, or as a participant in any employee benefit plan that the Company sponsors.

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9.    Nondisparagement; Communication. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents to any third party in any manner likely to be harmful to its or their business, business reputation or personal reputation. The Company agrees that the Company’s Directors and officers shall not, during the period they are employed by or serve the Company, disparage you either within or outside the Company in any manner likely to be harmful to your business or personal reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company will provide you a reasonable opportunity to review in advance its formal announcement of this Agreement (both for distribution within the Company and for communication externally), and will endeavor in good faith to reach agreement with respect to your suggestions regarding the content of same.
10.    Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). The claims described above that you are releasing do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of this Agreement; (3) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law; (4) any rights or claims to benefits under Company benefit plans or programs to which you have a vested or non-forfeitable right at the time of your separation; (5) any rights or claims that you may have after separation pursuant to stock options or restricted stock units that have vested or been granted or issued prior to or at the time of your separation; or (6) any rights or claims to insurance coverage under insurance policies maintained by the Company for directors, executives, and/or officers.  Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law,

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you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
11.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without your having revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement (other than continuation of your base salary and other current benefits during the Transition Period pursuant to the Company’s normal payroll and benefit practices) unless and until it becomes effective.

12.    Disputes. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement, the breach of this Agreement, your employment or consulting to the Company, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in Houston, Texas administered by the American Arbitration Association in accordance with its Employment Arbitration Rules (the “AAA Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the AAA Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and

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expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Company shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.
13.    Miscellaneous. This Agreement, together with the continuing obligations under the Employment Agreement described herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and an authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.
If this Agreement is acceptable to you, please sign below and return one original to me.
Sincerely,
Bellicum Pharmaceuticals, Inc.
By: /s/ Richard A. Fair
Richard A. Fair
President & Chief Executive Officer

Agreed and Accepted:
/s/ Annemarie Moseley         May 9, 2017
Dr. Annemarie Moseley                         Date

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EXHIBIT A
CLOSING RELEASE AND WAIVER OF CLAIMS
DO NOT SIGN PRIOR TO THE SEPARATION DATE

TO BE SIGNED AND RETURNED ON THE SEPARATION DATE OR WITHIN 21 DAYS THEREAFTER

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CLOSING RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE
In consideration of the payments and other benefits set forth in the Confidential Transition & Separation Agreement (the “Agreement”), to which this form is attached, I, Dr. Annemarie Moseley, hereby furnish Bellicum Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Closing Release”).
In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Closing Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). The claims described above that I am releasing do not include: (1) any rights which cannot be waived as a matter of law; or (2) any claims arising from breach of the Agreement.  The claims described above that I am releasing do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of the Agreement; (3) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; (4) any rights or claims to benefits under Company benefit plans or programs to which I have a vested or non-forfeitable right at the time of my separation; (5) any rights or claims that I may have after separation pursuant to stock options or restricted stock units that have vested or been issued or granted prior to or at the time of my separation; or (6) any rights or claims to insurance coverage under insurance policies maintained by the Company for directors, executives, and/or officers. Nothing in the Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). I understand the Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While the Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief

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based on any claims that I have released and any rights I have waived by signing the Agreement and this Closing Release.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Closing Release is knowing and voluntary, and that the consideration given for this Closing Release is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Closing Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Closing Release is executed; (b) I should consult with an attorney prior to executing this Closing Release; (c) I have had at least twenty-one (21) days in which to consider this Closing Release (although I may choose voluntarily to execute this Closing Release earlier); (d) I have seven (7) days following the execution of this Closing Release to revoke my consent to this Closing Release; and (e) this Closing Release shall not be effective until the eighth day after I execute this Closing Release and provided I have not earlier revoked (the “Effective Date”).
I acknowledge my continuing obligations under Section 3.d. of the Agreement.  I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.
The Agreement and this Closing Release constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Closing Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ____________                                                  By:
     ANNEMARIE MOSELEY, PH.D., M.D.

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EXHIBIT B
TRANSITION PROJECTS

The transition projects and job duties described in Paragraph 2.a consist of the following:

1.	Collaborate with lead authors on the drafting of presentations/posters for the EHA based on data available from the company database, and turn the drafts over to the
Company to approve and finalize presentations/posters. The Company will have the responsibility for printing the presentations/posters and interfacing with investigators at meetings.
2.     For the European Union – use best efforts to accomplish as much as feasible of the following tasks during the Transition Period:
(a)     Assist Data Management in the finalization of MUD data collection database.
(b)     Facilitate the negotiations with centers regarding budget and contract terms required so that data collection can begin.
(c)     Facilitate the Ethics Committee submission with regulatory for prospective patients, which is also required so that data collections can begin.
3.     For the United States – use best efforts toward the following goals:
(a)     Finalization of the non-malignant protocol.
(b)     Assisting Data Management and Regulatory in generating the SAP with a consultant statistician.
(c)     Assisting Regulatory in preparing the submission to the FDA.
(d)     Responding to questions that the Company receives before August 1, 2017.
(e)     Finalizing the CPRIT protocol and obtaining investigator review and agreement.
(f)     Finalizing the pediatric malignant protocol and obtaining investigator review and agreement.
(g)     Assisting Regulatory in any submissions to the FDA for these Phase 2 trials.
4.     Use best efforts to assist the Company’s medical monitor with transition of investigator relationships through July 31, 2017.

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